Exhibit 99.2

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

HEALTHTRONICS

Moderator: Sam Humphries

November 8, 2006

9:30 am CT

Operator:	Good day everyone and welcome to the HealthTronics Third Quarter Earnings Release conference call. At this time I’d like to inform you that this conference is being recorded and that all participants are currently in a listen only mode.

This presentation contains forward-looking statements regarding HealthTronics, Inc. and its subsidiaries and the services they provide. Investors are cautioned that all such statements involve risk and uncertainties.

Investors are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking statements.

Please refer to our press release as well as our SEC filings for discussion of risk related to forward-looking statements. I will now turn the conference over to Sam Humphries President and CEO. Sir, you may begin.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Sam Humphries:	Thanks (Judy). First I’d like to thank each of you for joining us on the call today and with me on the call is (Richard Rusk) who’s the Vice President Corporate Controller and Interim CFO.

As most of you know I have been with HealthTronics a little less than six months now and this is my second earnings call and there certainly has been significant progress since our last earnings call three months ago.

We’ve had a lot to do and we’ve done a lot. First of all we’re now in the final stages of our restructuring, most of the initial initiatives have been completed at least from an execution and upgrading point of view even though we’ll still see some financial impact in the fourth quarter and a few more nonrecurring costs, some minor inventory write downs etcetera.

One of the things that kind of the economic concepts that I think make a lot of sense is that if you’re the economic leader and you want to remain the market leader for a long period of time is that you must be the low cost provider and one of the things that we’ve been focusing on in our restructuring is driving down costs.

And just for example we’ve discontinued a number of operations especially our European operations. We’ve consolidated some manufacturing operations, we’ve reduced the number of people in our work force by over 17%, we’ve completed the (Bain) study and actually have started to execute some of those recommendations, you know, even well before the (Bain) study was completed.

We’ve centralized a number of administrative responsibilities and to headquarters and we’ve discontinued or shut down a number of product lines as well but I just want to make sure that this is not something that we’ve just taken a large broom and tried to sweep out a lot things.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

This was well thought out, well disciplined and discussed at length and I think very good sound decisions were made in terms of driving down our costs. I would like to say also that restructuring is not just about driving down costs, its about strategy, its about driving our business and we’ve made significant progress in a number of these areas.

One is the communications and relationships with our partners. Another is that our organization structure is developing and it’s getting stronger every day. We’ve had some great new hires and some field people area vice presidents, just a dynamite marketing person and we’re in the final stages of hiring a CFO.

As you know we completed the sale of our specialty vehicles business that in late July and we have a very strong delivered balance sheet and I think one of the most important things is that we’re now in the final stages of developing a very comprehensive strategy to drive our business forward in a meaningful way.

So again a large number of things that have been accomplished in a very short period of time. I’ll now turn it over to (Richard Rusk) he’ll cover the third quarter financials.

Richard Rusk:	Thank you Sam and good morning to everyone. As is our custom we have included as attachments to the press release separate detailed supplemental tables and schedules that provide segment data for the results of operations through September 30, 2006.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Therefore this morning I’ll not spend time covering that information but would rather give you a brief overview of the results of operations for the quarter compared to the same period in the prior year.

Please note that we have made a change to the presentation of our operating expenses. We are now reporting our expenses by function instead of by segment.

The most significant financial event of the third quarter as Sam mentioned was the completion of the sale of our specialty vehicle manufacturing segment. The income from discontinued operations for the third quarter of 2006 totaled $32.2 million.

This is the result from the gain on that on that sale. The $140 million of proceeds from the sale enabled us to retire all of our corporate indebtedness which totaled approximately $127 million.

The $11 million of debt that is remaining on our balance sheet relates primarily to equipment loans that are at our operating partnerships and are paid by each partner through their pro rata share of distributions.

Total revenues for the third quarter of 2006 totaled $37.2 million compared to $42.8 million for the third quarter of 2005. Urology revenues were $32.4 million in 2006 and $36.5 million in 2005. This is a decrease of approximately 11%.

Lithotripter procedures decreased 11% in the quarter as compared to same quarter a year ago primarily due to continued weak performance across our western region partnerships. Lithotripter procedures were though slightly up on a quarter over quarter basis in 2006.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

The rate per procedure for (Lithotripsy) remains consistent with the same quarter of 2005. Procedures from our (prostatherapy) businesses were down approximately 2% from the same period a year ago.

Our medical products division which includes both our ClariPath lab operations and our research and development efforts has a significant activity with our Urology services segment. This inter segment activity is eliminated under Generally Accepted Accounting Principles.

However it’s easier to review this segment’s performance prior to making these eliminations. Revenues prior to eliminations were $6.3 million for the third quarter of 2006 compared to $8.6 million for the same period a year ago.

This decrease was the result of three less devices being sold in 2006 as compared to the same quarter in 2005 and also in 2005 we had a large sale of parts inventory and consumables which related to our orthopedics business.

As you remember in the third quarter of 2005 we sold that business and the purchaser purchased all of our remaining inventory and consumables related to that.

From the cost side our salaries, wages, and benefits for the third quarter of 2006 were $1.3 million higher than the same period a year ago. This increase relates primarily to a little over $900,000 of severance costs which were paid to our departing CFO as well as approximately $300,000 of stock option expenses which were recorded in 2006 related to the new FAS 123R.

Our other cost of services increased approximately $600,000 from the same period a year ago. This increase related to some increased travel across our medical products division which totaled approximately $200,000 more than the prior period and in 2005 expenses were offset by approximately $300,000 of gain on a one time sale in 2005.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Legal and professional fees increased $1.2 million in the quarter. This increase entirely relates to payments to our strategic consultants. With the completion of the sale of our specialty vehicle division our balance sheet position is exceptionally strong.

As of the end of the quarter our cash on hand actually exceeded our long term debt by approximately $13 million. Our net working capital was approximately $51 million and we had no monies drawn down on our $50 million revolver.

This strong financial position and available leverage we believe position us to pursue the significant strategic opportunities before us and I’ll now turn it back over to Sam.

Sam Humphries:	Thanks (Richard). All right as I mentioned during the last earnings call and I’d like to emphasize it again today it’s still premature to communicate a comprehensive strategic plan or to provide guidance at this stage in our restructuring.

I will – I might mention provide a more complete picture of our strategy and guidance later this year or actually more likely at one of the major healthcare conferences in early 2007.

I do think however that it might be appropriate at this point to share some of my preliminary thoughts related to the strategy. First of all if you look at how successful companies have built strong business in the healthcare technology market there really are four common denominators.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

One is technology certainly personal relationships and strong marketing and a strong management team. HealthTronics clearly has from a technology side actually unlimited access to technology.

We can choose from the very best technologies, the leading edge technologies, technologies that are currently in demand from our physician partners and we can do this without the risk of costs to R&D, of early uncertainties related to reimbursement and we can take our money and our talent and our time and focus on the things that we can sell today as others develop the technology and again there hasn’t been any technology in the past that we haven’t had, you know, very clear access to provide to our partners.

In the process of developing marketing programs as I mentioned before we have hired some very, very strong, very competent marketing people and I’m really excited to have them on board. And we’re in the process of developing marketing programs for both HealthTronics’ corporate as well as for our partnerships.

Another area - and that’s our Management Team. I mentioned this in the last conference call and I think we have one of the best Management Teams in the business and it’s getting stronger even at the middle management level. And when we complete the search for a new CFO, and that should be within the next 30 days or less, we’ll have even a stronger Management Team.

Another area that I mentioned was good relationships. Our relationships with our physician partners in the past I don’t think have been as good as we’d like for them to be but we’ve really been focusing on that and clearly, the personal relationships are getting stronger every day.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

So HealthTronics really has all of those critical elements but we also have a unique advantage in the marketplace. And we have very strong partnership relationships with our physicians. We actually have a business partnership with approximately a third of the urologists in the U.S. and, in addition to that, about another 1,000 that are users but not yet partners.

And at this time, no one else in the business has this kind of relationship, no one else in the business has this kind of strength, and it’s a very unique and compelling competitive advantage and it’s one that we expect to leverage in a way that benefits both us and our physician partners and we expect to leverage this advantage in a very aggressive way.

So a question that would be logical to ask at this point is how are we going to do that? First of all, I’d like to emphasize that in the past, we’ve been mainly a lithotripsy service business, a kidney stone business, and going forward, we’re going to focus on urology. We’ll be a urology company, not just a kidney stone/lithotripsy company.

And from our point of view, a urologist does a lot of different things in their practice. But it’s the same urologist, it’s the same relationship, it’s the same call point, and it’s the same anatomy and physiology. So from a long-range strategy point of view, anything that a urologist does certainly could be in our strategic path.

So let’s take a look at exactly what does a urologist do. Well, they certainly do kidney stones and we do lithotripsy procedures for kidney stones and we’re the largest provider of litho service in the world, we’re the pioneer of litho service, and we have by far the largest most efficient infrastructure in the business to be able to leverage with some of these other opportunities.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Urologists also do prostate procedures, both benign and cancerous. And we’re actually just starting to get into the BPH area, the benign area, with our RevoLix Laser which I think is one of the best laser technologies in the business.

Cancer is another area as a part of prostate and we’re taking a very strong and disciplined look at the very best technologies that are available today related to the treatment of cancers of prostates. But the prostate market overall is actually more than twice the size of the kidney stone market and is growing at a rate of about 18% to 20% a year.

Another thing that urologists do is they do incontinence procedures; we don’t but we might. Incontinence market is about twice the size of the stone market and, again, is growing at about 18% to 20% a year. So it looks attractive and it’s something that we’ll take a look at probably not in the short-term but something that we just can’t ignore.

Another thing that urologists do is diagnostic procedures, especially urodynamics, and this is an area that we don’t participate in and we’re not likely to participate in.

So with these basic observations, let’s get back to the original question. How are we going to leverage our strength and how are we going to drive our growth? And I look at it really based on the two divisions that we have; one is Urology Services. And we’re going to drive that business basically in three ways; one is with existing partnership.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

One of the things that we started a number of months ago is for Senior Management and Middle Management to be present at as many of the Partnership Meetings as we can. We need to be visible, we need to be face to face, and we need to demonstrate that we are listening, that we’re in this business together, and in any way that we can help each other will also help the growth of the partnership.

All right. We also want to increase the number of procedures within the partnership and there are a number of ways that we can do this; one is clearly with some marketing tools. And as I mentioned before, we’re developing some leading-edge marketing tools to market HealthTronics to our partnership as well as to the medical community as a whole. But we’re also developing marketing packages that we can supply to our partnerships so they can market the partnership to referring physicians, to hospitals, and even to the late public.

We’re also going to take a look at the production along with our physician partners. There - in some situations, there are some high volume, generally younger urologists that are not partners yet but would like to be partners There are also some urologists that productivity have declined, they have retired. And it’s good for the vitality and the economic wellbeing of the partnership to rotate some of the inactive physicians perhaps out of the partnership and make sure that we rotate in the new high volume physicians as well.

We also are going - so basically, just to back up a step, you know, those are some of the key things that we’re going to do to increase the number of procedures within the partnership.

There are also a number of things that we can do to increase the efficiencies and the cost - or reduce the cost in the partnership; one is financial tools that we have already started to provide recently and these are not only the quarterly financials but an analysis of the financials, some trending tools, trending procedures, as well as the trending financials.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

We also are taking a strong look at utilization. We have a fairly large fixed asset, we need to keep it utilized, we need to keep it busy as often as we can. And there is some significant benefits to the economics of the partnership if, for example, you just do two more or three more procedures in a week’s time.

We’re also in the process of centralizing some administrative functions which gives us a little bit more scale when we do that at headquarters rather than within the partnerships.

The second area is an area related to new partnerships and new partnership models. We will set up new partnerships where it’s appropriate and, in some cases, where you had some sunset situations or where, you know, have two partnerships that need to combine; you know, we’ll certainly facilitate that.

We’ll certainly, and we are, taking a hard look at competitive partnerships. As far as I’m concerned, it’s fair game and we’re developing some plans to be a lot more aggressive there.

We can also develop new models and new partnerships based on new technologies. And I think technology really will, in the future, drive the models that we set up but we can be very creative, we can make sure that we have, you know, all of the details, all of the information that we need as we setup these new models and make sure that we include physicians that are a part of our existing models and if they don’t want to participate, that won’t be damaging to the existing partnership. So kind of a combination of new models that will be dictated by a new technology and, certainly, we’re going to be very active in this area.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

The third area of how we’re going to drive business is within market consolidation. We have about 35% market share in the lithotripsy service business. And this segment is very fragmented; there are a lot of small and medium-sized competitors out there. But fortunately, no one has taken a leadership position to consolidate this segment and that is one of our strategies. We’ll take - we will take a leadership position. We will certainly do it in a very disciplined and a very thoughtful way but also we’re going to be very aggressive in the consolidation area.

The next area will be in our Medical Products Division. And Medical Products going forward will be the main conduit for bringing in new technology. As I mentioned before, we have the luxury to make sure it’s the best technology that there are no FDA or reimbursement issues and it’s a technology that’s embraced by urologists.

And whether it’s - again, with the same model with our partners as we bring in new technology, it can be with just a partnership, it can be exclusive distribution, or it could be an acquisition, certainly.

So in the Medical Products Division, the first area, BPH; as I mentioned before, we’re just getting started in that area with our RevoLix which I think, again, is one of the best lasers in the business. Just a couple of characteristics, it’s a forward-firing laser versus a side-firing laser and that gives you better control. It’s constant firing versus pulse; again, that gives you much better control, and a square away drop-off and temperature and perhaps any collateral damage.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

This can cut as well as vaporize so that it -- again, it gives you much better control and the procedures can go faster especially with larger prostates. And if you do want some tissue for a biopsy, you can cut it with a laser and it still maintains its integrity for biopsy.

We also have reusable fibers. So from the economic point of view, it has some very strong competitive advantage. And where it makes sense again, in (BHH) or any of these technologies, we can use the same -- model partnership model. We can use different partnership models, we can use a combination of models, but we're going to be very creative and again aggressive in setting up these models. And that goes for the area of cancer as well.

And we’re taking a very strong and disciplined look at the very best technology available today. But the technology that we want -- and again I emphasize it's available today -- a technology that we know is effective. There's a significant data. The FDA is no longer an unknown and a high risk and reimbursement is no longer an unknown and a high risk. So in the area of cancer again we're taking a very strong look at those technologies because they’re clearly in our strategic path.

The next area is the service and consumables. And I actually consider this - both of these as products rather than services. And it's a great tie in with our partnerships as well as with physicians that are not part of our partnerships. Both of these should be high margin. In the past and they have not been high margins for us, but it's been a major focus of our restructuring and our cost reduction, and we expect both of these to contribute significant growth as well as profitability in the future.

Another area that - could come through medical products. Again this is kind of on the back burner, and that's incontinence -- its large growth. And it's a very large growth segment that we’re looking at, so we're going to give it due strategic consideration. But, as I mentioned before, probably not today, but we cannot ignore it.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

In the last area is our ClariPath path labs it's very clear that this is an opportunity that is within our strategic paths. . We have a facility in Augusta, Georgia, that continues to increase in the number of tests that are being done every month. We've added two salespeople, you know, one fairly close geographically and the other not. And looking at how we can build business with our path lab not just in the local area, but in - on a regional basis as well.

So hopefully this gives you a few snapshots of what we’re thinking strategically. And as I mentioned, I'll be giving a lot more detail and complete picture along with guidance probably in a series of healthcare conferences earlier in the year. I really don't want to do this by phone or press release. It's just too limiting. And a healthcare conference is more likely, again early in the year, and it gives us an opportunity to present the full detail with PowerPoint and the benefit of question and answer sessions afterward and then again doing this on a series over several months early in the year.

So thanks for your attention. And at this point I'll be glad to answer any questions.

Operator:	At this time if you would like to ask a question, please press star then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two. Your question will be taken in the order that it is received. Please stand by for your first question.

Our first question comes from the line of Sean McMahon with Kennedy Capital Management. Please state your question. Sean your line is open. There's no response from that line. We'll move to the next question and it comes from David MacDonald with SunTrust. Please state your question.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

David MacDonald:	Good morning guys. A couple questions. Sam, first of all, can you address (EDAP) and (height pool). There be any more spending on a go forward basis or is that basically done, or there will be a little bit of a tail in Q4?

Sam Humphries:	Well, there will certainly be a little bit of a tail in Q4. But as we mentioned in our press release, we have notified (EDAP) that we will discontinue our relationship in the US.
David MacDonald:	Okay. And then on the lab business, is there a chance of us seeing as, you know, the Augusta lab kind of gets cranking, other locations, does it make sense to spread that presence to other geographic locations, and just what's the thinking there?

Sam Humphries:	Well I'm a strong believer in setting the model, whether it's on a product basis, on a limited launch, or whether it's a path lab like ClariPath. And if the model works, then you can expand. And as we looked at ClariPath at this point, it's - the way that it's organized, it really is a stand-alone model. And if the model does the things that we expect it to do, then we'll expand it. At this point it's a little early to tell.

We just recently added our sales people and have some marketing programs. So we're very encouraged with the increase -- the consistent increase in the number of tests. And my guess is that we'll have a very clear picture of whether we have a scalable type business or scaleable model probably by the end of the first half of next year -- ‘07.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

David MacDonald:	Okay. And then just on some of the partnerships and trying to move some of the participation into the hands of the producers, any sense of, you know, how long it will take to kind of cycle that and get the partnerships to where you want? And when you look at some of the weakness across your Western partnerships, is that part of what we're seeing here were some of the, you know, frankly volume producers are not being allowed to participate in the partnerships?

Sam Humphries:	That's true. And we need in this rotation in order to keep the partnership economically viable and vital. And if we don't let in the younger guys or higher volume guys, the hungrier guys, we've seen in the past that they'll bond together and they'll develop a competitive partnership. And that long term will cause the relentless deterioration of any existing partnerships. So we have to rotate high-volume in, low volume out, and do it, you know, in a businesslike way and a well-thought-out way.

But the individuals in the partnerships, they realize that there’s been clearly some resistance in the past, but I think a lot of that is, you know, quite frankly (Dave) is we haven't taken a leadership position in moving forward in that process. And we’re certainly doing that today. And when we present some of the economics with no change versus the kind of change that we need, as well as some examples of some partnerships that have suffered because they've lost the high volume guys, then it’s - the reception is much better.

David MacDonald:	Okay. And then last question Sam. Have you guys thought about putting some incentive plans in place tied to things like equipment utilization, cost controls, et cetera? You know, for example, if you can get one or two more procedures per week or something, then people already, you know, if maybe some of the scheduling people are able to participate or, you know, whatever is appropriate in terms of, you know, some economic incentives to directionally get things moving the way you want them.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Sam Humphries:	Well we certainly want to do that. And we have, as far as our (techs) are concerned. But one of the things that we've also done is prepare just some proformas or examples of P&L. and take a look at this, you know, simple one-page P&L with your existing business, take a look at it if you do two or three more procedures a week -- just in a week. And, you know, that revenue - almost all of it dropped to the bottom line. It's profit, it goes in their pockets. And that's a way that we have really gotten their attention.

And a lot of times it's just simply having it on top of the list when you schedule a patient. And if you've got to drive one of these mobile units two hours to a site and you only have one patient and you set up, you know, you have it all day for one patient. It's actually fairly easy to schedule two patients for that one day, so that makes it a big difference.

We also are developing some programs for our techs certainly in terms of some incentives but also, you know, just some good old-fashioned marketing programs. The tech spends quite a bit of time with a physician during the procedures prior to, after, et cetera. And so what are some things that this person can contribute that's a value to the physician and that's a value to HealthTronics? And we are in a process of putting that together on an organized and consistent basis because it's valuable time that's not being used right now.

David MacDonald:	Okay, and then last question Sam. You know, given what the balance sheet looks like, is it fair to say that you guys are now at a point of kind of the turnaround plan that you would be comfortable doing an acquisition over say the next quarter or two?

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Sam Humphries:	Yes.
David MacDonald:	Okay.

Sam Humphries:	We would.
David MacDonald:	Thank you.
Sam Humphries:	You bet. Thanks (Dave).

Operator:	Your next question comes from Mitra Ramgopal with Sodoti. Please state your question.
Mitra Ramgopal:	Yes, hi. Good morning guys. Just a couple questions. First, if you could just maybe provide us a more color in terms of the decline in both urology and medical products revenue this quarter versus a year ago?

Sam Humphries:	Well I think the key thing -- and it's almost a one to one correlation. If - and it really boils down to a reduction in procedures. If we look at the percentage and reduction of overall revenue and within urology services of 11% and its 11% drop in procedures within, you know, our partnerships. And those are the exact kinds of programs that we've been in process developing in the last three months. It's something that when I first got here, I took a look at that trend.

And, you know, that's a fundamental issue. If - there’s almost no way you can make any money much less grow a business if your fundamental activity is in decline. So I - some of the things that I mentioned earlier are, you know, some very real and rational kinds of things that we can do to improve the number of procedures within the partnership. And then of course the number of things we can do from an efficiency and a utilization point of view that'll improve the bottom line as well.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Mitra Ramgopal:	The reduction in procedures is more, you would say, an internal issue, rather than something more macro?

Sam Humphries:	Well, macro -- the market for lithotripsy and kidney stones is basically flat. Its, you know, some reports will show 1 or 2% growth. And there is also a kind of a bi-modal look at those procedures. You know, some are extracorporeal shockwave lithotripsy, which is, you know, the heart of our business. And where most of them in the procedures use that technology.

The other is a growing trend for distal ureter stones. And the ureter is the tube that connects the kidney with the bladder. And you can... And right where it enters the bladder, there's kind of a flap. It's not exactly a sphincter, but it's a flap. And stones, of course, are quite sharp if you look at them up close, and hard. And they can get embedded there.

And some universities are now teaching to use a – well, first of all, to go in and take a look at it and decide if you can just go in with a simple basket. That really doesn't happen very often. So what they are doing now is using lasers. It's a transurethral through the bladder application of a Holmium laser to actually, you know, blow up the stone from there. So it’s...and by the way, that's one of the technologies that we are looking at, because it's clearly something that, again is right in the middle of our strategic path. It's a good combination with a (thulium) laser for cutting tissue, or Holmium laser for stone work. So that's very, very high on our list. And we, frankly, are in, you know, some advanced discussions there.

HEALTHTRONICS

Moderator: John Barnidge

11/08/06/9:30 am CT

Confirmation #9956113

So it's a combination of things. One is that our partnerships could be more efficient. Another is that there's a movement to a treatment modality that we don't have yet, but we expect to very soon. And the other is that, you know, the market itself is just not growing much.

Mitra Ramgopal:	Okay. And just to follow up a little on that, given it's not growing much. I think you had mentioned, you know, one of the strategies going forward is to consolidate the (litho) market. Is that really a way to try to increase your market share with urologists, and then sort of an add-on other services like (DPH) and lab work, etc?

Sam Humphries:	Absolutely. And if you look at a segment that is not growing, then a gain share strategy is really the key way to grow it. And there's another way you can gain share. Again, just through more aggressive promotion of the partnership, and within the partnership to increase the number of procedures. You can also look at a technology that can help still, again, some of the procedures.

You can also look at technology that will come in and can make it easier as some of the modalities shift. And then you look at the fragmentation. You look at the number of companies that are out there that are doing the same thing. And clearly with our balance sheet, with the leverage that we have, with the infrastructure and strength that we have, we're going to be a very aggressor -- aggressive consolidator. But I do want to emphasize that we're going to do this in a very disciplined way.

We’re not going to overpay. But as we gain share, and we are going to gain share in a number of different ways, then that has leverage on the cost side, as I mentioned before. And to be a low-cost provider gives us a much better competitive edge, which weakens competitors that are resistant to an acquisition. So it's some things that we're frankly looking at right now. These things may or may not happen. They get cold and they get hot, but we are doing that in a parallel process. But it's something that's going to, you know, it will take time to consolidate, but it will happen.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Mitra Ramgopal:	And just one final question. If you could just give us a sense of the market for ClariPath and RevoLix and kind of share what you expect to achieve over say, the next year or two?

Sam Humphries:	Well, the key thing, Mitra, as we mentioned is, at this point, we are really looking at this one facility as a model. We are trying, you know, frankly some very innovative type of marketing techniques, but we are, you know, also looking at the total market and some of the big guys that are out there. And how can we steal some of those procedures?

And we clearly can do that with better communication and focus with some of our partnership physicians -- especially as it relates to the prostate for example. So the -- You know the total market is, you can, you know, slice it in a number of different ways. Whether it's just a path lab, or a clinical lab. You know, the size of these markets are multibillion-dollars. So what we are intending to do is look at niches where we can be -- where we can make money and also be a low-cost provider.

But third and probably most important is, we are utilizing some new innovative technologies within the lab that enables us to have a much faster turnaround and a very, very high accuracy rate.

Mitra Ramgopal:	Ok, thanks.

Sam Humphries:	You bet. Thank you, Mitra.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Operator:	Once again, if you would like to ask a question, please press star then the number 1 on your telephone keypad.

The next question comes from (Sean McMahon) with Kennedy Capital Management. Please state your question.

Sam Humphries:	Hi, (Sean). Are you there?
Operator:	Mr. (McMahon), your line is open. We will go to the next question. It comes from (Greg Isam) from ICM Asset Management.
Greg Isam:	Thanks. Good morning. Going back to the core urology services business. Okay, so revenues were down 11% in the quarter. Procedures were down approximately the same.

You know, in a flat market, I don't quite understand why that would be the case. Let me ask a question from kind of a different point of view. As generally your partners, the partners in your partnerships, are they generally older than average versus the industry of all urologists? And if so, you know, is this the case where you’ve got to therefore transition -- work hard in transitioning these people -- some of these people out and some of the younger people in that aren't partners?

Sam Humphries:	Well, I haven't been to all of our partnerships, but from what I've seen, and I, you know, have a long history with urology in general and within a urology practice. And, you know, I would say that you know, there are a large percentage of urologists that will treat kidney stones. And, you know, just from a subjective point of view, it looks like that it's skewed slightly toward some of the older urologists.

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

But I will say that recently, within the last three months, in discussions with the boards of these partnerships, they clearly understand that they need to get some of these younger, hungrier, higher volume urologists in as partnership -- in as partners. And we are trying to facilitate that in a number of ways.

But in the past, quite frankly, we just haven't been very active. We haven't been very supportive. We haven't been very knowledgeable, and it’s a -- it's literally a 180-degree shift on our part, and it's been very welcomed. It's been very well received.

Greg Isam:	Okay. You know, the point I was trying to understand was then, if procedures in the industry overall in the country are relatively flat. Is this a case of therefore you losing market share? Or is this a case of the industry was down this quarter also?

Sam Humphries:	Well, in the past...it's two things. One is, we were losing market share. And it's not something I like to say, but that's, you know, that’s the facts. And we’ve got a number of things in place to turn that around and, in fact, have some, you know, very specific data points where we have turned it around.

Another is one of technology. And again, that is, you know, some of the schools are teaching ureteroscopies for distal ureter stones, rather extracorporeal shockwave lithotripsy. And we're, again, in the process of moving very, very fast to get a technology -- it's a laser technology, a trans-urethral type procedure that we can capture some of that movement to a different technique

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Greg Isam:	Okay, is it fair to say then that the incidence -- the percentage rate of incidents of distal ureter stones hasn't markedly changed in the population over the last, you know, decade? But rather it's a case of the industry -- the doctors being taught to treat that particular type of stone with this different technology, rather than using lithotripsy? Is that what you're saying?

Sam Humphries:	Yes. It's clearly the latter. And it, you know, it's been very controversial because, you can still use extracorporeal shockwave lithotripsy versus intracorporeal. And I've been in some partnership meetings where there's, you know, there's been a lot of disagreement on techniques. But you can't ignore the trends. And it's not a huge trend, but it's significant. And, you know, we're going to make sure that we participate.

But it's interesting that it's really the younger guys that say, well I'll just go up transurethrally and I will take it out there. And when you do that, there's actually some complications. You can get nicks and some very sensitive tissue will end up having fishers, maybe occlusions over time. So from a medical data and outcomes point of view, it's controversial but, you know, we're not going to stick our head in the sand and ignore it. It's there and we're going to participate

Greg Isam:	I see. Can you estimate the market share of the transurethral procedure versus traditional lithotripsy to deal with stones? What percentage of procedures now are in that procedure?
Sam Humphries:	Well this is just very subjective because I've seen that no market reports on this at this point because a lot of your market research reports looking at number of procedures, you know, typically can lag two years. But my guess is that it's certainly growing faster than extracorporeal. And again, my guess is it may be 5%. may be, you know, moving to 10% of the market. But again it's just pure observation and listening to what's going on. But that's...

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Greg Isam:	I can live with that, yes. I realize you can't - you don't have the exact number but that's your guess. Okay I'll accept that. Turning to RevoLix for a minute, you should - I guess it was ten units - you delivered to ten units in the quarter? Was that the number?

Sam Humphries:	Right.
Greg Isam:	And could you describe how these units were placed? I mean are you - are these units being sold to existing - your existing lithotripsy partnerships or are these units being sold to - creating an entirely new product partnership revolving around the RevoLix product?

Sam Humphries:	Well it's a combination and it's one of the things that is the benefits of being at the partnership meetings and listening to, you know, some of the trends and the needs of the partners. And the way I describe it - actually I need a way to do it visually, but if you can just take a circle and in that circle you have - say you have ten urologists in the lithotripsy business. And then you can have a concentric circle so that they intersect for a part of that. So you have two circles with some common in both of them.

And what we're in the process of doing and have done is to either sell within the partnership or if you have say five of those ten that want to do laser procedures and the other five don't, then you can have a partnership that's set up so that includes the five that do want to do them and then maybe five more new guys that don't want to do lithotripsy. So it takes a little creativity on our part.

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

And I'll just give you an example of why it's important for senior management to be at these meetings. And again we try to be at as many as we can. But this is one that I was at and actually there were a couple of us there. But (James Wittenberg) was there as well. And at the end of the meeting is something that I really felt good about, because the first time I went to this partnership I got beat up pretty badly. The second time was a lot warmer.

At the end we had a very good, very strong exchange of needs and capacity related to the laser. And where it ended up is that we said, “We will put together all the documents for both partnerships -- especially the new partnerships. We'll do all the research, put all the financials, do all the proformas going out. And put all that together for you and present it at the next meeting.” And their response was very, very good. And they said that would be great.

So we, you know, we see the opportunity, we grabbed the opportunity, we do all the work. The next one, we present a model, all the documents, and then within a very short period of time we’ll have the partnership set up and then we bring in the RevoLix.

Greg Isam:	Yes.
Sam Humphries:	So those dynamics are very encouraging.

Greg Isam:	Okay. What - given that this takes obviously kind of multiple meetings to gather up who the interested parties are and to present them and then to present them with a proposal...
Sam Humphries:	Sure.

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Greg Isam:	....what's the timeframe from the initial discussion of who wants in on this new product to signing a contract? What's the sales cycle time essentially for this?
Sam Humphries:	Oh (Greg) it's just all over the map. This last one that I mentioned, we should have all the documents. We've had a number of telephone discussions. So at the - their next board meeting, which is typically on a quarterly basis, we should have everything set up to get in acceptance or generate questions.

We've - we are very close to getting a set of documents to - for their (comments). And then after that will get them to their attorneys. And we could have a finished product by the next meeting. And if they’re aggressive and want to move forward then at that point we'll solidify the agreements. And then we need to, you know, set up another number of things related to logistics. We need to get some equipment in, you know, those kind of things.

Greg Isam:	I see. So the, you know, in the good case scenario from one board meeting to the next from quarter to quarter, so maybe a three-month cycle then?
Sam Humphries:	It could be.
Greg Isam:	As early as, as a short as, longer than that say six months or more?
Sam Humphries:	I'd say it's more likely six months, but again, if we are present in a lot of these meetings, we can accelerate them. We can move it faster. And we’re, you know, developing a staff with - we're kind of restructuring our staff internally so that we can respond quicker. We also need to get a higher production rate of lithotripsy.

Greg Isam:	Out of lithotripsy partnerships?

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Sam Humphries:	Well for the RevoLix either for or the new partnerships or the existing partnerships, yes.
Greg Isam:	Yes, okay. Talking about, you know, needing to be at the meetings, well there's only one Sam, but how many people in your - can’t be replaced. How many people in the organization can have the authority and the clout to attend the partnership meetings? How thin are you spread?

Sam Humphries:	Well we're, you know, (James Wittenberg) of course is heading up the Urology Service division. We also have, you know, (Chris Schneider) who's in the head of the Medical Products division. He also attended some of the partnerships. So three of us do. We also have - we’re, some of the new hires that we have for example is - we - the new title is Area Vice President. And this is an individual that has a much higher capacity. Skill set is much stronger and his experience is much deeper -- a very high level person that will be the day-to-day liaison with our partnerships.

And we’re in process of kind of - that is in transition right now as we’re bringing in much higher qualified people. So at the time, right now, yes we’re a little thin. As we get a CFO, want our CFO to be in some of those meetings as well. There's no substitute by being out with the customer. Not many people that are buying stuff here at headquarters.

Greg Isam:	I see. So it requires a concerted effort by really a short list of people to be out there...
Sam Humphries:	Yes.
Greg Isam:	....is the point.

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Sam Humphries:	Yes.
Greg Isam:	Okay, any idea on the timeframe in which you'll be able to announce the CFO appointment?
Sam Humphries:	Well I really think we should be able to do that in the next 30 days. It could be sooner. And we have some real - or some excellent candidates. It’s - at this point it's a difficult to choose and that's the situation you want to be in.

Greg Isam:	Okay, okay. What - and I'll just - one last quick question about the lab -- could you generalize - because you don't break out the lab in the financials separately. What was the profit or loss of the lab this quarter? And you had 1600 procedures. If it wasn’t profitable, what kind of break even level of procedures would it take?

Sam Humphries:	Well it's not profitable at this point. And one of the things that - and we expected to be, again some time in the second quarter of next year. And it could be sooner. And the real leverage point is that the two sales and marketing people that have now been in the field for, you know, one of them for about six weeks, another one about four weeks.

So I think that is certainly going to give us leverage. And again it's - we're very hopeful that it’ll get to the point where it will go well beyond that. And we can, you know, just look at that as a model that we can reproduce and be scalable in other areas.

Greg Isam:	Okay. And any expectation of volume - break-even level volume required to reach profitability?

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Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

Sam Humphries:	Again, it - a lot of this depends on, you know, on some of our variable cost that we have. But if we look at the number of procedures that we have right now, you know, my guess is that if we increase those by another 25% -- maybe 30% -- that we’ll be, you know, well within break even.

Greg Isam:	Okay. I'll let someone else go. Thank you Sam.

Sam Humphries:	Thank you (Greg).

Operator:	Once again, if you would like to ask a question, please press star one on your telephone keypad. At this time there are no further questions. I will now turn the conference back to management.

Sam Humphries:	Thanks. Again, I want to thank everybody for joining us on my second earnings call. I had visited with a few investors in the last several weeks and I had one that not too long ago asked me, he said, "Now that you have a lot more time in the saddle and a lot more info and a lot more data points, how do you feel? Do you feel better or worse?" And we actually do have a lot more information and a lot of progress in a number of areas, but I can, you know, the thing that I want to emphasize is that at the last earnings call I felt very optimistic, very excited about the prospects.

And with the passage of time and more information I'm even more excited and more optimistic about the future and really looking forward to finishing up the restructuring, clearing the decks for ‘07. And I think ‘07 is going to be a very exciting year for us. So thanks a lot for participating and be glad to answer further questions later in the week.

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

HEALTHTRONICS

Moderator: Sam Humphries

11/08/06/9:30 am CT

Confirmation #9956113

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